UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2012

Progressive Care Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52684	32-0186005
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1111 Park Center Blvd., Suite 202 Miami Gardens, FL 33169
(Address of principal executive offices)

786-657-2060
(Registrant’s telephone number, including area code)

☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2012 the Board of Directors of Progressive Care Inc. (the “Company”) appointed Vernon Watson as the Chief Executive Officer of the Company.   There is no understanding or arrangement between Mr. Watson and any other person pursuant to which Mr. Watson was selected as Chief Executive Officer.  Mr. Watson does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.

The Company and Mr. Watson have entered into a three-year employment agreement, effective August 27, 2012, pursuant to which Mr. Watson will serve as Chief Executive Officer.   Mr. Watson will receive a $10,000 relocation and a grant of 100,000 restricted shares of the Corporation’s common stock payable on January 1, 2013. Additionally, the employment agreement provides that he is entitled to receive 25,000 restricted shares of the Corporation’s common stock on a quarterly basis beginning April 1, 2013, up to an aggregate of 100,000 shares. Mr. Watson’s annual base salary is $120,000, and he may receive bonuses as determined by the Board of Directors. Mr. Watson brings over fifteen years of professional experience and leadership in healthcare to Progressive Care Inc. with much of his expertise in catering to the specific needs of individuals infected and affected by the HIV/AIDS epidemic. He is a leader in sales and operations in his field. As the former Regional Sales Manager for MOMS Pharmacy in Melville, New York, he helped increase the company’s sales and market share from New York to the tri-state area and Florida.  He has become an expert in the field of treatment adherence and understands how the HIV/AIDS virus affects people’s lives.

On August 27, 2012, the Board appointed Shital Parikh to the Board of Directors of the Company. In addition, on August 27, 2012, the Board appointed Shital Parikh as the Chief Operating Officer of the Company. There is no understanding or arrangement between Ms. Parikh and any other person pursuant to which Ms. Parikh was selected as a director or officer of the Company.  Ms. Parikh does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.

The Company and Ms. Parikh have entered into a three-year employment agreement, effective August 27, 2012, outlining the terms pursuant to which Ms. Parikh will serve as Chief Operating Officer.  Ms. Parikh will receive a grant of 10,000 restricted shares of the Corporation’s common stock payable on January 1, 2013. Additionally, the employment agreement provides that she is entitled to receive 20,000 restricted shares of the Corporation’s common stock on a quarterly basis beginning October 1, 2013. Ms. Parikh’s annual base salary is $105,000, and she may receive bonuses as determined by the Board of Directors.

As the then President and CEO of Spark Financial Consulting, for the past three years Ms. Parikh provided business development consulting services in which she advised the Company on human resources, financial reporting and transactions, operations, compliance, SEC filing, investor relations, among other things. Ms. Parikh was also the Chief Operating Officer of Basis Financial, a boutique investment banking firm engaged by the Company. Her experience in the financial services industry centers on operational management, preparation and submission of financial statements, mergers & acquisitions, securities offerings, SEC reporting, due diligence, compliance, and regulatory audits.  Ms. Parikh currently maintains 8 securities license registrations including the Series 7, Series 66, and Series 24.

Concurrent with the appointment of Mr. Watson, Avraham Friedman resigned as the Company’s Chief Executive Officer. The Company and Mr. Friedman entered into a three year employment agreement, effective August 27, 2012, outlining the terms pursuant to which Mr. Friedman shall serve as Chief Compliance Officer.  Pursuant to the employment agreement, Mr. Friedman’s annual base salary is $120,000 and he may receive bonuses as determined by the Board of Directors.

The foregoing descriptions of each of the employment agreements are qualified in their entirety by reference to such agreements, which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report, respectively, and are incorporated herein by reference.  The press release dated August 30, 2012 announcing the appointments described above is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Document
10.1	Employment Agreement by and between the Company and Vernon Watson dated August 27, 2012
10.2	Employment Agreement by and between the Company and Shital Parikh dated August 27, 2012
10.3	Employment Agreement by and between the Company and Avraham Friedman dated August 27, 2012
99.1	Press Release dated August 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESSIVE CARE, INC.

Date: August 30, 2012	By:	/s/ Vernon Watson
Name: Vernon Watson
Title: Chief Executive Officer